                                VOTING AGREEMENT

This Stockholders Agreement (this "Agreement") is made as of May 24, 2004 by and among SurfNet Media Group, Inc., a Delaware corporation (the "Company"), the
Stockholders and Managers listed on the signature pages of this Agreement. The
Stockholder and Managers are collectively referred to herein as the
"Stockholders."

                                    RECITALS

A. The Stockholders are the holder of that number of shares of common stock,
$.0001 par value per share, of the Company ("Common Stock") identified on the signature page.

B. It is a condition to the continued participation of the Managers that the parties execute this Agreement hereto, and the parties are willing to execute, and to be bound by the provisions of, this Agreement.

                                   AGREEMENT

In consideration of the foregoing and the agreements set forth below, the parties hereby agree to be bound as follows:

1. ELECTION OF DIRECTORS

        1.1 Voting Of Shares. In elections of directors of the Company and during the term of this Agreement, the Stockholders shall vote all shares of the capital stock of the Company owned by them, or as to which they have voting power, for the candidates designated pursuant to the provisions of this Agreement.

        1.2 Number Of Directors. The Board of Directors shall consist of such number of directors as may be determined in accordance with the Bylaws of the Company. The parties agree that the Board of Directors shall consist of three (3) directors until such time as the number of directors may be increased above such number in accordance with such
            Bylaws. The parties shall use their best efforts to permit no amendment of the Bylaws of the Company that would reduce the number of directors constituting the Board of Directors below three (3) or that otherwise would conflict with the terms of this Agreement.

        1.3 Designated Directors. In elections of Directors of the Company, the
            Stockholders shall vote for the candidates designated by the Managers.

        1.4 Voting Among Managers. Whenever the Managers shall be entitled to designate a candidate or candidates to the Board of Directors, the
            Managers shall choose such candidate or candidates unanimously. If the
            Managers support differing candidates and are deadlocked, the decision as to which of the candidate or candidates to choose shall be made by the independent members of the Board of Directors. The candidate(s) so

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            chosen shall be the designated candidate(s) for that group and the
            Stockholders agree to vote for such individuals.

        1.5 Removal Of Directors And Vacancies. Directors may be removed at any time with or without cause, provided that no Stockholder shall vote for the removal of a director nominated and elected pursuant to this
            Agreement, and no such vote shall be effective, unless the parties who nominated such director, voting among themselves in accordance with
            Section 1.3, shall so specify. If such parties do so specify the removal of a director, the Stockholders agree to vote all shares of capital stock of the Company owned by them, or as to which they have voting power, for the removal of such director. If a vacancy occurs on the Board of Directors, the remaining directors shall immediately elect the nominee of the group that nominated the departing director.
            If the remaining directors fail for any reason to elect such nominee, the Company or the Stockholders shall cause a Stockholders' meeting to be held at the earliest practicable date, at which meeting the
            Stockholders shall vote, pursuant to this Agreement, all shares of capital stock of the Company owned by them, or as to which they have voting power, for such nominee.

2. ADDITIONAL SHARES OF STOCK. In the event additional shares of voting capital stock of the Company are, at any time during the term of this
   Agreement, issued to a Stockholder, such additional shares of voting capital stock shall automatically become subject to the terms and provisions of this Agreement and shall be voted in accordance herewith.

3. TERMINATION. This Agreement shall terminate in its entirety upon the earliest to occur of (a) eighteen (18) months subsequent to the date of this Agreement; or (b) one hundred and eighty (180) days subsequent to the date of this Agreement if the Company has not obtained five hundred thousand dollars ($500,000) in working capital in cash, credit or kind.

4. AUTHORIZATION. Each party hereto represents that this Agreement has been duly authorized, executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

5. SUCCESSORS. The provisions of this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties hereto.

6. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7. AMENDMENT. This Agreement shall not be subject to modification or amendment in any respect, except by an instrument in writing signed by the Company and each of the Stockholders.

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8. GOVERNING LAW. This Agreement is entered into pursuant to and in accordance with the provisions of Section 218 of the Delaware General Corporation Law.
   All disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws.

9. SPECIFIC PERFORMANCE. The parties acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper to enforce this Agreement or to prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief in appropriate circumstances.

10. NOTICES. All notices, demands or other communications desired or required to be given by any party to any other party hereto shall be in writing and shall be deemed effectively given upon (a) personal delivery to the party to be notified, (b) upon confirmation of receipt of telecopy or other electronic facsimile transmission, (c) one business day after deposit with a reputable overnight courier, prepaid for priority overnight delivery and addressed as set forth in (d), or (d) five days after deposit with the
   United States Post Office, postage prepaid, and addressed as follows:

        (i) if to the Stockholders, c/o SurfNet Media Group, Inc., at the
        address and facsimile number of the Company's then current executive offices;

        (ii) if to Managers, c/o SurfNet Media Group, Inc., at the address and facsimile number of the Company's then current executive offices; or

        (iii) to such other addresses and to the attention of such other individuals as any party shall have designated to the other parties by notice given in the foregoing manner.

11. SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

12. ENTIRE AGREEMENT. This Agreement constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SURFNET MEDIA GROUP, INC.

    /s/ Robert D. Arkin
By:________________________
         Robert D. Arkin
         Chairman

STOCKHOLDERS:

/s/ Daryl Gullickson
Daryl Gullickson
619,777 shares

/s/ Richard Keppler
Richard Keppler
389,103 shares

/s/ Brian Ching                                 /s/ Francesca Ching
Brian Ching                                         FrancescaChing
91,761 shares                                       91,763 shares

MANAGERS:

/s/ Robert D. Arkin                            /s/ Eric Schedeler
Robert Arkin                                       Eric Schedeler